Exhibit 99.1

Volt Information Sciences Reports Fourth Quarter and Fiscal Year Results

    NEW YORK--(BUSINESS WIRE)--Dec. 20, 2007--Volt Information
Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's fourth quarter and fiscal year ended October 28, 2007.

    Volt will conduct a conference call webcast at 11:00 A.M. (EST) today to discuss fourth quarter results. The conference call dial-in number is 1-800-857-3793 (domestic) or 1-210-234-0005 (international), passcode: Fourth Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_releases.cfm.

    Attached is a summary of the Company's results of operations and the notes thereto. The notes are an integral part of the summary.

    FOURTH QUARTER - FISCAL 2007 RESULTS

    For the fourth quarter of fiscal 2007 ended October 28, 2007, net income increased by 70% to $23.1 million, or $1.03 per share, compared to $13.6 million, or $0.57 per share, in the fourth quarter of fiscal 2006. Net sales for the fourth quarter of fiscal 2007 increased by 3% to $625.6 million, compared to $610.2 million in last year's comparable quarter.

    FISCAL YEAR 2007 RESULTS

    For fiscal year 2007, the Company reported net income of $39.3 million, or $1.71 per share, compared to $30.7 million, or $1.31 per share, last year. Net sales for fiscal year 2007 increased by 1% to $2.4 billion, compared to $2.3 billion in fiscal 2006.

    Commenting on the results for the fourth quarter, Mr. Steven A. Shaw, President and Chief Executive Officer of Volt, stated "The results of the fourth quarter continued the trend we reported in the third quarter, with our Telecommunication Services and Computer Systems segments delivering strong year over year comparisons, which, combined with the improved performance of the Telephone Directory segment, were the primary drivers for our growth in quarterly earnings, while the Staffing segment continues to be challenged with ongoing margin pressure in Technical Placement and softness in Administrative and Industrial revenue. In addition, we closed the acquisition of LSSi during the quarter in the Computer Systems segment and expect the combination of Volt Delta's application development, integration and hosting expertise and LSSi's highly efficient data processing will allow Volt Delta to serve a broader base of customers by aggregating the most current and accurate business and consumer information possible."

    FOURTH QUARTER - FISCAL 2007 RESULTS - BY SEGMENT

    STAFFING SERVICES

    The segment reported an operating profit of $21.1 million on net sales of $501.5 million in the fourth quarter of fiscal 2007, compared to an operating profit of $23.2 million on net sales of $513.1 million in the prior year. The sales decrease was primarily due to a $12.1 million reduction in the Administrative and Industrial division. Sales in the Technical Placement division remained constant at $342 million as increases in traditional staffing business were offset by a decline in VMC Consulting business. The decrease in operating profit was the result of increased overhead associated with newer business offerings, including direct placement and RPO services together with increased general liability insurance costs, partially offset by an increase in gross margins due to lower workers' compensation insurance costs and payroll taxes. The operating profit of the Administrative and Industrial division was $4.9 million in the fourth quarter of fiscal 2007 compared to $5.3 million in the prior year and the Technical Placement division's operating profit was $16.2 million this year compared to $17.9 million in last year's fourth quarter.

    COMPUTER SYSTEMS

    The segment reported an operating profit of $14.0 million on net sales of $60.2 million in the fourth quarter of fiscal 2007, compared to an operating profit of $6.8 million on net sales of $48.2 million in the comparable prior year period. The sales increase is primarily due to increases in previously deferred project revenue recognized and the Maintech division's IT maintenance sales, as well as incremental transaction revenue due to the LSSi Corp. ("LSSi") acquisition in September 2007. The increase in operating profit was the result of the increased sales and gross margin percentages due to the mix of business.

    In September 2007, Volt Delta Resources, LLC ("Volt Delta"), the principal business unit of the Computer Systems segment, acquired LSSi for $70.0 million and combined it and its DataServ division into LSSiData. Sales and pre-tax income of LSSi approximated $28.0 million and $5.0 million, respectively, for the twelve months prior to the acquisition. Although Volt Delta expects there to be operational efficiencies of approximately $8 million to $10 million on an annual basis by eliminating duplicative data procurement and processing costs, the segment will incur a charge to earnings in fiscal 2008 of between $2.5 and $3.0 million. The acquisition is expected to become accretive to earnings in the second quarter of fiscal year 2008. Substantially all of the merger consideration was attributable to goodwill and intangible assets.

    TELEPHONE DIRECTORY

    The segment reported an operating profit of $7.9 million on net sales of $25.2 million in the fiscal 2007 fourth quarter, compared to an operating profit of $5.3 million on net sales of $24.9 million in the comparable prior year period. The slight increase in sales was primarily due to an increase in telephone directory publishing sales due to the timing of the delivery of directories partially offset by decreases in printing sales in Uruguay. The increase in operating profit is attributable to improved gross margin percentages due to the sales mix.

    TELECOMMUNICATIONS SERVICES

    The segment reported an operating profit of $4.3 million on net sales of $42.8 million in the fourth quarter of fiscal 2007 compared to an operating loss of $1.7 million on net sales of $28.9 million in the comparable prior year period. The improvement in profitability was due to the increased sales and higher margins generated by an increase in utility projects and the ramping up of a major telco services contract.

    GENERAL CORPORATE EXPENSES

    General corporate expenses decreased by $0.7 million, or 7%, in the fourth quarter of fiscal 2007 primarily due to lower depreciation expense than the comparable fiscal 2006 quarter.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, excluding restricted cash, was $40.4 million at the end of the quarter. At October 28, 2007, the Company had sold a participating interest in accounts receivable of $120.0 million under its securitization program and had the ability to finance an additional $80.0 million under the facility.

    In addition, the Company may borrow under a secured $40.0 million revolving credit facility ("Credit Facility") and the Company's wholly owned subsidiary, Volt Delta Resources ("Volt Delta"), may borrow under a separate $100.0 million revolving secured credit facility ("Delta Credit Facility"). At October 28, 2007, $78.2 million was drawn under the Delta Credit Facility, of which $6.2 million was borrowed in foreign currencies.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt's web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the InvestorRelations/Corporate Governance section.



                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                        SUMMARY OF OPERATIONS
                             (UNAUDITED)

                          FOURTH QUARTER ENDED       FISCAL YEAR ENDED
                      October 28,  October 29, October 28, October 29,
                             2007        2006        2007        2006
                      ------------------------------------------------
                           (In thousands, except per share data)

Net sales             $   625,616 $   610,220 $ 2,353,082 $ 2,338,453
                      ================================================

Income before
 minority interest
 and income taxes     $    35,748 $    21,434 $    62,214 $    51,569
Minority interest               6           -           6      (1,021)
                      ------------------------------------------------
Income before income
 taxes                     35,754      21,434      62,220      50,548
Income tax provision      (12,659)     (7,870)    (22,888)    (19,898)
                      ------------------------------------------------

Net income            $    23,095 $    13,564 $    39,332 $    30,650
                      ================================================


                                       Per Share Data

Net income - basic    $      1.03 $      0.58 $      1.71 $      1.32
                      ================================================

Net income - diluted  $      1.03 $      0.57 $      1.71 $      1.31
                      ================================================

Weighted average
 number of shares
 outstanding - basic       22,431      23,409      22,935      23,227
                      ================================================

Weighted average
 number of shares
 outstanding -
 diluted                   22,479      23,605      22,985      23,388
                      ================================================


                            (Notes Follow)



                   VOLT INFORMATION SCIENCES, INC.
                          AND SUBSIDIARIES
             SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                             (UNAUDITED)

                        FOURTH QUARTER ENDED         FISCAL YEAR ENDED
                     October 28, October 29,  October 28,  October 29,
                            2007        2006         2007         2006
                     ----------- ----------- ------------ ------------
Net Sales:                        (Dollars in thousands)
---------------------
Staffing Services --
 Note A
  Traditional
   Staffing           $ 489,255   $ 500,583  $ 1,922,263  $ 1,915,649
  Managed Services      308,271     302,500    1,212,915    1,109,315
                     ----------- ----------- ------------ ------------
  Total Gross Sales     797,526     803,083    3,135,178    3,024,964
  Less: Non-Recourse
   Managed Services    (295,982)   (289,988)  (1,164,243)  (1,052,682)
                     ----------- ----------- ------------ ------------
Net Staffing Services   501,544     513,095    1,970,935    1,972,282
Telephone Directory      25,248      24,914       80,775       79,351
Telecommunications
 Services                42,815      28,903      119,712      118,862
Computer Systems         60,183      48,214      199,314      187,930
Elimination of inter-
 segment sales           (4,174)     (4,906)     (17,654)     (19,972)
                     ----------- ----------- ------------ ------------

Total Net Sales       $ 625,616   $ 610,220  $ 2,353,082  $ 2,338,453
                     =========== =========== ============ ============

Income (Loss) Before
 Minority Interest
and Income Taxes
Staffing Services     $  21,083   $  23,226  $    53,598  $    58,799
Telephone Directory       7,897       5,307       17,059       15,828
Telecommunications
 Services                 4,328      (1,707)       4,977       (1,168)
Computer Systems         14,037       6,815       31,676       28,447
                     ----------- ----------- ------------ ------------
Total Segment
 Operating Profit        47,345      33,641      107,310      101,906

General corporate
 expenses                (9,918)    (10,667)     (39,770)     (43,350)
                     ----------- ----------- ------------ ------------
Total Operating
 Profit                  37,427      22,974       67,540       58,556

Interest income and
 other (expense)           (724)     (1,325)      (1,293)      (4,663)
Interest expense         (1,292)       (417)      (3,612)      (1,819)
Foreign exchange gain
 (loss) -net                337         202         (421)        (505)
                     ----------- ----------- ------------ ------------

Income Before
 Minority Interest
 and
Income Taxes          $  35,748   $  21,434  $    62,214  $    51,569
                     =========== =========== ============ ============


                            (Notes Follow)



                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEET DATA
                             (Unaudited)

                                              October 28,  October 29,
                                                     2007         2006
                                              -----------  -----------
Assets                                         (Dollars in thousands)
 Current Assets
   Cash and cash equivalents                     $ 40,398 $     38,481
   Restricted cash - Note A                        25,482       30,713
   Short-term investments                           5,624        4,709
   Trade receivables, net - Note B                417,115      390,799
   Inventories                                     59,950       28,735
   Deferred income taxes                           10,031        9,167
   Prepaid and other assets                        39,927       37,280
                                              ----------- ------------
 Total Current Assets                             598,527      539,884

 Property, plant and equipment, net                74,709       74,135
 Insurance and other assets                         6,648        2,247
 Goodwill - Note C                                 98,715       50,896
 Other intangible assets, net - Note C             53,829       31,959
                                              ----------- ------------
 Total Assets                                    $832,428 $    699,121
                                              =========== ============

Liabilities and Stockholders' Equity
 Current Liabilities
   Notes payable to banks                        $ 84,111 $      4,639
   Current portion of long-term debt                  510          470
   Accounts payable                               214,799      190,431
   Accrued wages and commissions                   64,049       59,387
   Accrued taxes other than income taxes           22,440       20,186
   Accrued insurance and other accruals            32,715       29,241
   Deferred income and other liabilities           33,076       37,519
   Income taxes payable                             4,822        3,626
                                              ----------- ------------
 Total Current Liabilities                        456,522      345,499

 Accrued insurance                                      -        4,760
 Long-term debt                                    12,316       12,827
 Deferred income taxes                             11,011       10,787
 Minority interest                                     43            -
 Stockholders' Equity - Note D                    352,536      325,248
                                              ----------- ------------
 Total Liabilities and Stockholders' Equity      $832,428 $    699,121
                                              =========== ============


                            (Notes Follow)



           VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
             SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                             (UNAUDITED)

A-    Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

B-    Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $120.0 million and $110.0 million at October 28, 2007 and October 29, 2006, respectively. Accordingly, the trade receivables included on the October 28, 2007 and October 29, 2006 balance sheets have been reduced to reflect the participation interest sold.

C-    In September 2007, Volt Delta Resources, LLC ("Volt Delta"), the
       principal business unit of the Computer Systems segment, acquired LSSi Corp. for $70.0 million and combined it and its DataServ division into LSSiData. Volt Delta expects there to be significant synergies between the operations and for the acquisition to become accretive to earnings in the second quarter of fiscal year 2008.

      In September 2007, the Company also purchased an 80% interest for $1.5 million in an outsourcing and services provider that will compliment existing services in the Staffing Services segment.

      In December 2005, Volt Delta purchased from Nortel Networks,
       Inc. its 24% minority interest in Volt Delta and also purchased Varetis Solutions GmbH from varetis AG.

D-    On December 19, 2006, the Company's Board of Directors
       authorized and approved a three-for-two stock split in the form of a dividend on the Company's common stock, par value $.10 per share. Shares of common stock were distributed on January 26, 2007, to all stockholders of record as of January 15, 2007. Share amounts and per share data have been adjusted to reflect the stock split.

    CONTACT: Volt Information Sciences, Inc.
             Jack Egan and Ron Kochman, 212-704-2400
             voltinvest@volt.com